EXHIBIT 99.1

Zoetis Announces First Quarter 2017 Results

•	Reports Revenue of $1.2 Billion, Growing 6%, and Net Income of $238 Million, or $0.48 per Diluted Share, Growing 17% on a Reported Basis for First Quarter 2017

•	Reports Adjusted Net Income of $261 Million, or Adjusted Diluted EPS of $0.53, for First Quarter 2017

•	Delivers 6% Operational Growth in Revenue and 10% Operational Growth in Adjusted Net Income, Excluding Foreign Exchange, for First Quarter 2017

•	Reaffirms Full Year 2017 Revenue Guidance of $5.100 - $5.225 Billion and Diluted EPS of $2.08 - $2.20 on a Reported Basis, or $2.26 - $2.36 on an Adjusted Basis

PARSIPPANY, N.J. - May 4, 2017 - Zoetis Inc. (NYSE: ZTS) today reported its financial results for the first quarter of 2017 and reaffirmed its guidance for full year 2017.

The company reported revenue of $1.2 billion for the first quarter of 2017, an increase of 6% compared with the first quarter of 2016. Net income for the first quarter of 2017 was $238 million, or $0.48 per diluted share, an increase of 17% on a reported basis.

Adjusted net income1 for the first quarter of 2017 was $261 million, or $0.53 per diluted share, an increase of 9% and 10%, respectively, on a reported basis. Adjusted net income for the first quarter of 2017 excludes the net impact of $23 million for purchase accounting adjustments, acquisition-related costs and certain significant items.

On an operational2 basis, revenue for the first quarter of 2017 increased 6%, excluding the impact of foreign currency. Adjusted net income for the first quarter of 2017 increased 10% operationally, excluding the impact of foreign currency.

EXECUTIVE COMMENTARY
“In the first quarter of 2017, we continue to see positive results from our diverse portfolio, innovative new companion animal products, and a more efficient cost structure,” said Juan Ramón Alaix, Chief Executive Officer at Zoetis. “Our revenue grew 6% operationally in the first quarter, driven largely by

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sales of companion animal products such as Simparica, Apoquel and Cytopoint, and our livestock portfolio featured growth in swine, cattle and fish across our international markets. We posted 10% operational growth in adjusted net income - once again faster than revenue growth - as we continue delivering steady profitable results.”

“As costs for our one-time initiatives are largely complete, we were able to deliver 17% growth in reported EPS and continue to focus our investments on the ongoing business,” said Glenn David, Executive Vice President and Chief Financial Officer at Zoetis. “We see a good runway for continued growth, based on our diverse portfolio and recently launched products, and we are reaffirming our full-year 2017 guidance.”

QUARTERLY HIGHLIGHTS
Zoetis organizes and manages its commercial operations across two regional segments: the United States (U.S.) and International. Within these segments, the company delivers a diverse portfolio of products for livestock and companion animals tailored to local trends and customer needs. In the first quarter of 2017:

•
Revenue in the U.S. segment was $605 million, an increase of 4% compared with the first quarter of 2016. Sales of companion animal products grew 10%, driven primarily by new product launches, particularly Simparica® and Cytopoint™, and increased sales of Apoquel®. This growth was tempered by the prior year’s initial sales of other products into expanded distribution relationships. Sales of livestock products declined 2% due to decreased sales of swine and cattle products. Sales of swine products were impacted by timing of customer purchases and increased competition, while cattle product sales were impacted by lower disease risk and incidence in the feedlot sector due to mild weather and heavier animals. Both cattle and swine feed additive product sales were negatively impacted by livestock producers’ implementation of the Veterinary Feed Directive in the first quarter. Increased sales of poultry medicated feed additives partially offset this decline.

•
Revenue in the International segment was $615 million, an increase of 8% on a reported basis and 9% operationally compared with the first quarter of 2016. Sales of companion animal products grew 13% on a reported basis and 15% operationally, primarily due to increased sales of Apoquel, in addition to new product launches, particularly Simparica. Sales also benefited from increased demand for the company’s companion animal vaccines portfolio in China as a result of field force expansion and increasing medicalization rates. Sales of livestock products grew 7% both on a reported and operational basis driven primarily by increased sales of swine products in China and Vietnam, and cattle products in Brazil. Favorable market conditions contributed to swine performance in China as well as cattle product sales in Brazil, while swine product sales in Vietnam were driven by timing of customer purchases. Poultry and swine product sales were negatively impacted by product rationalizations, which partially offset the overall growth of livestock products.

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Zoetis continues to drive demand and strengthen its diverse portfolio through the introduction of new products, lifecycle innovations, business development initiatives, strong customer relationships and entry into new markets and technologies. In the first quarter of 2017:

•
The company strengthened its canine dermatology portfolio with the approval of Cytopoint in the European Union (April 2017) and Canada (March 2017). Cytopoint is the first monoclonal antibody (mAb) therapy approved to help provide a reduction in the clinical signs associated with atopic dermatitis such as itching in dogs. The product was first approved in the U.S. in December 2016.

•
Zoetis received European Commission approval for Stronghold® Plus (selamectin/sarolaner), a topical combination product that treats ticks, fleas, ear mites, lice and gastrointestinal worms and prevents heartworm disease in cats. This product builds on the company’s sarolaner platform in the $4.2 billion global companion animal parasiticide market.[3]

•
Zoetis announced an agreement to purchase Nexvet Biopharma plc, an innovator in monoclonal antibody therapies for companion animals in management of chronic pain and other therapeutic areas. The acquisition is expected to strengthen Zoetis’ R&D pipeline in monoclonal antibodies and help sustain the company’s category leadership in chronic pain management for companion animals, an area poised for innovation with new mAb therapies.

•	In its pursuit of lifecycle innovations, Zoetis received approvals for new indications and formulations of key livestock products, and expanded major products into new geographies.

•
In Canada, the company received approvals for Bovi-Shield® IBR, which helps prevent respiratory disease caused by infectious bovine rhinotracheitis (IBR) virus in cattle, and Lutalyse® HighCon, a reproductive product for use in both beef and dairy cattle. Bovi-Shield IBR was first approved in the U.S. in 1998, and Lutalyse HighCon was first approved in the U.S. in 2015.

•
In Japan, Zoetis expanded its injectable line of anti-infectives with approvals of Excenel® (ceftiofur hydrochloride) RTU for use in cattle and swine and Excede® (ceftiofur crystalline free acid) for use in swine. Excenel RTU was first approved in the U.S. in 2004, and Excede was first approved in the U.S. in 2003.

•
The company also grew its Fostera® swine vaccine franchise with the approval of the Fostera Porcine Reproductive and Respiratory Syndrome (PRRS) vaccine in Taiwan. Fostera PRRS was first approved in the U.S. in 2012.

•
Zoetis also continued to grow its diagnostics business with new approvals in the U.S. for its Witness® and Serelisa® lines of diagnostic test kits. Witness Lepto is a rapid, point-of-care test that detects leptospirosis, a zoonotic, infectious disease of dogs. Serelisa diagnostic test kits help detect gastrointestinal viruses in both cattle and swine, allowing our customers to better detect these life-threatening infections.

FINANCIAL GUIDANCE
Zoetis reaffirmed its guidance for the full year 2017, which includes:

•	Revenue of between $5.100 billion to $5.225 billion

•	Reported diluted EPS for the full year of between $2.08 to $2.20 per share

•	Adjusted diluted EPS for the full year between $2.26 to $2.36 per share

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Additional guidance on other items such as expenses and tax rate is included in the financial tables and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Zoetis will host a webcast and conference call at 8:30 a.m. (ET) today, during which company executives will review first quarter 2017 results, discuss financial guidance and respond to questions from financial analysts. Investors and the public may access the live webcast by visiting the Zoetis website at http://investor.zoetis.com/events-presentations. A replay of the webcast will be archived and made available on May 4, 2017.

About Zoetis
Zoetis is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products, genetic tests, biodevices and a range of services. Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in more than 100 countries. In 2016, the company generated annual revenue of $4.9 billion with approximately 9,000 employees. For more information, visit www.zoetis.com.

1 Adjusted net income and its components and adjusted diluted earnings per share (non-GAAP financial measures) are defined as reported net income attributable to Zoetis and reported diluted earnings per share, excluding purchase accounting adjustments, acquisition-related costs and certain significant items.

2 Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.

3Vetnosis, Animal Health Service: Parasiticides Report (Sept. 2016)

DISCLOSURE NOTICES

Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, future guidance, future operating models, expectations regarding products, future use of cash and dividend payments, tax rate and tax regimes, changes in the tax regimes and laws in other jurisdictions, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or

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more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

Use of Non-GAAP Financial Measures: We use non-GAAP financial measures, such as adjusted net income, adjusted diluted earnings per share and operational results (which exclude the impact of foreign exchange), to assess and analyze our results and trends and to make financial and operational decisions. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this press release should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.zoetis.com.

Internet Posting of Information: We routinely post information that may be important to investors in the 'Investors' section of our website at www.zoetis.com, on our Facebook page at http://www.facebook.com/zoetis and on Twitter @zoetis. We encourage investors and potential investors to consult our website regularly and to follow us on Facebook and Twitter for important information about us.

Media Contacts:	Investor Contact:
Bill Price	Steve Frank
1-973-443-2742 (o)	1-973-822-7141 (o)
william.price@zoetis.com	steve.frank@zoetis.com

Elinore White
1-973-443-2835 (o)
elinore.y.white@zoetis.com

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ZOETIS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions of dollars, except per share data)

	First Quarter
	2017	2016	% Change
Revenue	$1,231	$1,162	6
Costs and expenses:
Cost of sales(b)	443	389	14
Selling, general and administrative expenses(b)	309	315	(2)
Research and development expenses(b)	90	90	—
Amortization of intangible assets(c)	22	21	5
Restructuring charges/(reversals) and certain acquisition-related costs	(1)	2	*
Interest expense	41	43	(5)
Other (income)/deductions–net	(10)	(30)	(67)
Income before provision for taxes on income	337	332	2
Provision for taxes on income	98	128	(23)
Net income before allocation to noncontrolling interests	239	204	17
Less: Net income attributable to noncontrolling interests	1	—	*
Net income attributable to Zoetis	$238	$204	17

Earnings per share—basic	$0.48	$0.41	17

Earnings per share—diluted	$0.48	$0.41	17

Weighted-average shares used to calculate earnings per share
Basic	492.4	497.4
Diluted	495.3	499.5

* Calculation not meaningful.

(a)
The condensed consolidated statements of income present the first quarter ended April 2, 2017, and April 3, 2016. Subsidiaries operating outside the United States are included for the first quarter ended February 26, 2017 and February 28, 2016.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to finite-lived acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Quarter ended April 2, 2017
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(b)
Cost of sales(c)	$443	$(2)	$—	$(3)	$438
Gross profit	788	2	—	3	793
Selling, general and administrative expenses(c)	309	(1)	—	(2)	306
Research and development expenses(c)	90	(1)	—	—	89
Amortization of intangible assets(d)	22	(18)	—	—	4
Restructuring charges/(reversals) and certain acquisition-related costs	(1)	—	—	1	—
Income before provision for taxes on income	337	22	—	4	363
Provision for taxes on income	98	3	—	—	101
Net income attributable to Zoetis	238	19	—	4	261
Earnings per common share attributable to Zoetis–diluted	0.48	0.04	—	0.01	0.53

	Quarter ended April 3, 2016
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(b)
Cost of sales(c)	$389	$(7)	$—	$(4)	$378
Gross profit	773	7	—	4	784
Selling, general and administrative expenses(c)	315	(1)	—	(14)	300
Research and development expenses(c)	90	(1)	—	—	89
Amortization of intangible assets(d)	21	(17)	—	—	4
Restructuring charges/(reversals) and certain acquisition-related costs	2	—	—	(2)	—
Other (income)/deductions–net	(30)	—	(1)	33	2
Income before provision for taxes on income	332	26	1	(13)	346
Provision for taxes on income	128	17	(2)	(36)	107
Net income attributable to Zoetis	204	9	3	23	239
Earnings per common share attributable to Zoetis–diluted	0.41	0.02	0.01	0.04	0.48

(a)
The condensed consolidated statements of income present the first quarter ended April 2, 2017, and April 3, 2016. Subsidiaries operating outside the United States are included for the first quarter ended February 26, 2017 and February 28, 2016.

(b)
Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP adjusted net income and its components, and non-GAAP adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(c)	Exclusive of amortization of intangible assets, except as discussed in footnote (d) below.

(d)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to finite-lived acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

See Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for notes (1) and (2).
Certain amounts may reflect rounding adjustments.

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ZOETIS INC.
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars)

(1)	Acquisition-related costs include the following:

	First Quarter
	2017	2016
Other(a)	$—	$1
Total acquisition-related costs—pre-tax	—	1
Income taxes(b)	—	(2)
Total acquisition-related costs—net of tax	$—	$3

(a)	Included in Other (income)/deductions—net.

(b)
Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate. For the first quarter of 2016, also includes a tax charge related to the acquisition of certain assets of Abbott Animal Health.

Certain amounts may reflect rounding adjustments.
(2) Certain significant items include the following:

	First Quarter
	2017	2016
Operational efficiency initiative(a)	$(1)	$(28)
Supply network strategy(b)	3	3
Stand-up costs(c)	—	12
Other(d)	2	—
Total certain significant items—pre-tax	4	(13)
Income taxes(e)	—	(36)
Total certain significant items—net of tax	$4	$23

(a)
For the first quarter ended April 2, 2017, represents a net reversal of previously accrued employee termination costs, included in Restructuring charges/(reversals) and certain acquisition-related costs.

For the first quarter ended April 3, 2016, represents restructuring charges of $2 million related to employee termination costs ($1 million) and exit costs ($1 million), included in Restructuring charges/(reversals) and certain acquisition-related costs, consulting fees of $3 million, included in Selling, general and administrative expenses, and a $33 million net gain related to the sale of certain manufacturing sites and products, included in Other (income)/deductions—net.

(b)	For the first quarter ended April 2, 2017, represents accelerated depreciation charges of $1 million and consulting fees of $2 million, included in Cost of sales.
For the first quarter ended April 3, 2016, represents accelerated depreciation charges of $1 million and consulting fees of $2 million, included in Cost of sales.

(c)
Represents certain nonrecurring costs related to becoming an independent public company, such as the creation of standalone systems and infrastructure, site separation, new branding (including changes to the manufacturing process for required new packaging), and certain legal registration and patent assignment costs. For the first quarter ended April 3, 2016, included in Cost of sales ($1 million), and Selling, general and administrative expenses ($11 million).

(d)	For the quarter ended April 2, 2017, represents costs associated with changes to our operating model, included in Selling, general and administrative expenses.

(e)
Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate. For the first quarter ended April 2, 2017, also includes a net tax charge of approximately $1 million related to the revaluation of the company's deferred tax assets and liabilities, using the rates expected to be in place at the time of the reversal. For the first quarter ended April 3, 2016, also includes a net tax charge of approximately $35 million related to the impact of the European Commission’s negative decision on the excess profits rulings in Belgium. This net charge relates to the recovery of prior tax benefits for the periods 2013 through 2015 offset by the revaluation of the company’s deferred tax assets and liabilities, using the rates expected to be in place at the time of the reversal. This net tax charge does not include any benefits associated with a successful appeal of the decision, nor does it reflect guidance we expect to receive from the Belgian government on the methodology and timing of the recovery of prior tax benefits.

Certain amounts may reflect rounding adjustments.

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ZOETIS INC.
ADJUSTED SELECTED COSTS, EXPENSES AND INCOME (a)
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2017	2016	Total	Foreign Exchange	Operational(b)
Adjusted cost of sales	$438	$378	16%	2%	14%
as a percent of revenue	35.6%	32.5%	NA	NA	NA
Adjusted SG&A expenses	306	300	2%	—%	2%
Adjusted R&D expenses	89	89	—%	—%	—%
Adjusted net income attributable to Zoetis	261	239	9%	(1)%	10%

(a)
Adjusted cost of sales, adjusted selling, general, and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, and adjusted net income attributable to Zoetis (non-GAAP financial measures) are defined as the corresponding reported U.S. GAAP income statement line items excluding purchase accounting adjustments, acquisition-related costs, and certain significant items. Reconciliations of certain reported to adjusted information for the first quarter ended April 2, 2017, and April 3, 2016, are provided in the materials accompanying this report. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items. For the corresponding GAAP line items, see Condensed Consolidated Statements of Operations and Reconciliation of GAAP Reported to Non-GAAP Adjusted Information.

(b)	Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

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ZOETIS INC.
2017 GUIDANCE

Selected Line Items (millions of dollars, except per share amounts)	Full Year 2017
Revenue	$5,100 to $5,225
Operational growth(a)	5.5% to 7.5%
Adjusted cost of sales as a percentage of revenue(b)	32% to 33%
Adjusted SG&A expenses(b)	$1,265 to $1,325
Adjusted R&D expenses(b)	$360 to $380
Adjusted interest expense and other (income)/deductions(b)	Approximately $160
Adjusted EBIT margin(b)	34% to 35%
Effective tax rate on adjusted income(b)	Approximately 30%
Adjusted diluted EPS(b)	$2.26 to $2.36
Adjusted net income(b)	$1,120 to $1,170
Operational growth(a)(c)	15% to 20%
Certain significant items(d) and acquisition-related costs	$30 to $50

The guidance reflects foreign exchange rates as of late April 2017.
Reconciliations of 2017 reported guidance to 2017 adjusted guidance follows:

(millions of dollars, except per share amounts)	Reported	Certain significant items(d) and acquisition-related costs	Purchase accounting	Adjusted(b)

Cost of sales as a percentage of revenue	33% to 34%	(1%)		32% to 33%
SG&A expenses	$1,275 to $1,335	($5)	($5)	$1,265 to $1,325
R&D expenses	$360 to $380			$360 to $380
Interest expense and other (income)/deductions	~ $160			~ $160
EBIT margin	32% to 33%	0.5% to 1%	1.5%	34% to 35%
Effective tax rate	~ 30%			~ 30%
Diluted EPS	$2.08 to $2.20	$0.05 to $0.07	$0.11	$2.26 to $2.36
Net income attributable to Zoetis	$1,030 to $1,090	$25 to $35	$55	$1,120 to $1,170

(a)	Operational growth (a non-GAAP financial measure) excludes the impact of foreign exchange.

(b)
Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. GAAP net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted cost of sales, adjusted SG&A expenses, adjusted R&D expenses, adjusted interest expense, and adjusted other (income)/deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Adjusted earnings before interest and taxes (EBIT) is defined as reported EBIT excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted earnings per share (EPS) are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(c)
We do not provide a reconciliation of forward-looking non-GAAP adjusted net income operational growth to the most directly comparable GAAP reported financial measure because we are unable to calculate with reasonable certainty the foreign exchange impact of unusual gains and losses, acquisition-related expenses, potential future asset impairments and other certain significant items, without unreasonable effort. The foreign exchange impacts of these items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

(d)	Primarily includes certain nonrecurring costs related to restructuring, net gains/losses on sales of assets, and other charges for the operational efficiency initiative and supply network strategy.

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ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2017	2016	Total	Foreign Exchange	Operational(b)
Revenue:
Livestock	$703	$683	3%	—%	3%
Companion Animal	517	466	11%	(1)%	12%
Contract Manufacturing	11	13	(15)%	(7)%	(8)%
Total Revenue	$1,231	$1,162	6%	—%	6%

U.S.
Livestock	$282	$288	(2)%	—%	(2)%
Companion Animal	323	294	10%	—%	10%
Total U.S. Revenue	$605	$582	4%	—%	4%

International
Livestock	$421	$395	7%	—%	7%
Companion Animal	194	172	13%	(2)%	15%
Total International Revenue	$615	$567	8%	(1)%	9%

Livestock:
Cattle	$386	$377	2%	(1)%	3%
Swine	160	146	10%	1%	9%
Poultry	116	122	(5)%	—%	(5)%
Fish	21	17	24%	10%	14%
Other	20	21	(5)%	(1)%	(4)%
Total Livestock Revenue	$703	$683	3%	—%	3%

Companion Animal:
Horses	$35	$39	(10)%	(2)%	(8)%
Dogs and Cats	482	427	13%	—%	13%
Total Companion Animal Revenue	$517	$466	11%	(1)%	12%

(a)	For a description of each segment, see Note 18A to Zoetis' consolidated financial statements included in Zoetis' Form 10-K for the year ended December 31, 2016.

(b)	Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.
Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
CONSOLIDATED REVENUE BY KEY INTERNATIONAL MARKETS
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2017	2016	Total	Foreign Exchange	Operational(a)
Total International	$615	$567	8%	(1)%	9%
Australia	40	35	14%	4%	10%
Brazil	66	46	43%	28%	15%
Canada	34	33	3%	3%	—%
China	52	38	37%	(10)%	47%
France	29	36	(19)%	(4)%	(15)%
Germany	28	29	(3)%	(2)%	(1)%
Italy	22	20	10%	(1)%	11%
Japan	34	31	10%	3%	7%
Mexico	18	19	(5)%	(15)%	10%
Spain	20	19	5%	(4)%	9%
United Kingdom	43	50	(14)%	(14)%	—%
Other Developed	68	68	—%	1%	(1)%
Other Emerging	161	143	13%	(1)%	14%
(a) Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.
Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
SEGMENT(a) EARNINGS
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2017	2016	Total	Foreign Exchange	Operational(b)
U.S.:
Revenue	$605	$582	4%	—%	4%
Cost of Sales	137	131	5%	—%	5%
Gross Profit	468	451	4%	—%	4%
Gross Margin	77.4%	77.5%
Operating Expenses	96	92	4%	—%	4%
Other (income)/deductions	—	—	—%	—%	—%
U.S. Earnings	$372	$359	4%	—%	4%

International:
Revenue	$615	$567	8%	(1)%	9%
Cost of Sales	213	196	9%	—%	9%
Gross Profit	402	371	8%	(1)%	9%
Gross Margin	65.4%	65.4%
Operating Expenses	114	109	5%	1%	4%
Other (income)/deductions	(3)	2	*	*	*
International Earnings	$291	$260	12%	—%	12%

Total Reportable Segments	$663	$619	7%	—%	7%

Other business activities(c)	(74)	(74)	—%
Reconciling Items:
Corporate(d)	(143)	(169)	(15)%
Purchase accounting adjustments(e)	(22)	(26)	(15)%
Acquisition-related costs(f)	—	(1)	(100)%
Certain significant items(g)	(4)	13	*
Other unallocated(h)	(83)	(30)	*
Total Earnings(i)	$337	$332	2%
* Calculation not meaningful.

(a)	For a description of each segment, see Note 18A to Zoetis' consolidated financial statements included in Zoetis' Form 10-K for the year ended December 31, 2016.

(b)	Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

(c)	Other business activities reflect the research and development costs managed by our Research and Development organization as well as our contract manufacturing business.

(d)	Corporate includes, among other things, administration expenses, interest expense, certain compensation costs, certain procurement costs, and other costs not charged to our operating segments.

(e)
Purchase accounting adjustments include certain charges related to the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment not charged to our operating segments.

(f)	Acquisition-related costs can include costs associated with acquiring and integrating newly acquired businesses, such as transaction costs and integration costs.

(g)
Certain significant items includes substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include certain costs related to becoming an independent public company, restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition, costs associated with the operational efficiency initiative and supply network strategy, certain legal and commercial settlements, and the impact of divestiture-related gains and losses.

(h)	Includes overhead expenses associated with our manufacturing and supply operations not directly attributable to an operating segment, as well as certain procurement costs.

(i)	Defined as income before provision for taxes on income.
Certain amounts and percentages may reflect rounding adjustments.

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